QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)4
Registration Numbers 333-155936 and 333-155936-01

PROSPECTUS

2,700,000 Preferred Securities

S.Y. BANCORP CAPITAL TRUST II

10.00% Cumulative Trust Preferred Securities
(Liquidation Amount $10 Per Preferred Security)

Fully, irrevocably and unconditionally guaranteed
on a subordinated basis, as described in this prospectus, by

Parent Company of

        S.Y. Bancorp Capital Trust II is offering 2,700,000 preferred securities at $10 per security. The preferred securities represent an indirect interest in our 10.00% subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by S.Y. Bancorp Capital Trust II using the proceeds from its offering of the preferred securities.

        The preferred securities have been approved for listing on the NASDAQ Global Select Market under the symbol "SYBTP." Trading is expected to commence on or prior to delivery of the preferred securities.

        Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total

Public offering price	$10.00	$27,000,000

Proceeds to S.Y. Bancorp Capital Trust II	$10.00	$27,000,000

        This is a firm commitment underwriting. We will pay underwriting commissions of $0.40 per preferred security, or a total of $1,080,000, for arranging the investment in our subordinated debentures. The underwriter has been granted a 30-day option to purchase up to an additional 300,000 preferred securities to cover over-allotments, if any.

        The underwriter expects to deliver the preferred securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about December 23, 2008. Beneficial interests in the preferred securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

J.J.B. Hilliard, W.L. Lyons, LLC

December 18, 2008

 SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus, before making a decision to invest in the preferred securities. The words "we," "our," "us" and "company" refer to S.Y. Bancorp, Inc. and its wholly-owned subsidiary, Stock Yards Bank & Trust Company, unless we indicate otherwise. Unless otherwise indicated, the information in this prospectus assumes that the underwriter will not exercise its option to purchase additional preferred securities to cover over-allotments.

 S.Y. Bancorp, Inc.

        S.Y. Bancorp, Inc., headquartered in Louisville, Kentucky, is the holding company for Stock Yards Bank & Trust Company, a bank chartered under the laws of the Commonwealth of Kentucky. Stock Yards Bank & Trust Company provides commercial banking and investment management services in Louisville and southern Indiana and more recently in Indianapolis, Indiana and Cincinnati, Ohio. At September 30, 2008, we had total assets of $1.7 billion, deposits of $1.3 billion and stockholders' equity of $139 million. Our bank was founded in 1904 and operates 25 offices in the Louisville metropolitan market, two offices in Indianapolis and one office in Cincinnati. The Indianapolis expansion began in 2003 while the Cincinnati office opened in 2007.

        We have an investment management and trust department offering a wide range of trust and investment services. Assets under management by this department totaled approximately $1.5 billion at September 30, 2008. We also originate and sell single-family residential mortgages through our operating division, Stock Yards Mortgage Company, and offer securities brokerage services under the name Stock Yards Financial Services, through an arrangement with a third party provider.

Financial Summary

        We have been profitable every year since 1988, when S.Y. Bancorp was created as the holding company for Stock Yards Bank & Trust Company. We have maintained strong operating results over the five- and ten-year periods ending December 31, 2007. Operating and financial highlights include:

  •
  our net income has grown from $6.5 million in 1997 to $24.1 million for the year ended December 31, 2007;

  •
  our return on average stockholders' equity was 16.5% for the nine months ended September 30, 2008 and has averaged 17.7% over the past five years and 19.0% over the past ten years;

  •
  our return on average assets was 1.43% for the nine months ended September 30, 2008 and has averaged 1.67% over the past five years and 1.61% over the past ten years;

  •
  our net charge-offs to average loans has averaged 0.18% since 2002 and 0.23% since 1997;

  •
  our allowance for loan losses to average loans has averaged 1.24% since 2002 and 1.38% since 1997;

  •
  our total assets have grown from $478.6 million at the end of 1997 to $1.7 billion as of September 30, 2008; and

  •
  our total deposits have grown from $417.6 million at the end of 1997 to $1.3 billion as of September 30, 2008.

	As of and for the nine months ended September 30		As of and for the year ended December 31
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Net income	$16,610	$17,888	$24,052	$22,896	$21,644	$18,912	$17,709
Diluted earnings per share	1.22	1.23	1.67	1.55	1.46	1.27	1.21
Total assets	1,653,456	1,410,453	1,482,219	1,426,321	1,330,438	1,212,015	1,118,521
Loans	1,316,661	1,156,899	1,201,938	1,148,954	1,053,871	984,841	886,153
Deposits	1,265,966	1,067,429	1,106,707	1,103,242	1,031,357	950,083	881,866
Stockholders' equity	138,910	138,623	133,024	137,444	125,787	116,647	100,414
Return on average stockholders' equity(1)	16.50%	17.00%	17.26%	17.35%	17.80%	17.28%	18.88%
Return on average assets(1)	1.43	1.70	1.70	1.69	1.70	1.65	1.63
Net charge-offs to average loans(1)	0.18	0.20	0.20	0.18	0.07	0.15	0.29
Allowance for loan losses to average loans	1.12	1.09	1.16	1.12	1.19	1.37	1.38

(1)
Certain financial ratios for interim periods have been annualized.

        We attribute our long term record of successful operations to the following:

  •
  Our executive management team has had a long tenure with the bank. Our Chairman has 23 years with the bank and leads a team of executives with average tenure of 14 years. This management team has produced the results presented and will be integral to our future results.

  •
  With a 104 year history, we have developed a solid reputation in the Louisville, Kentucky market as a locally managed and operated bank, offering a broad range of products and services with attention to customer needs.

  •
  We are a full service financial provider. Customers' needs and their expectations of their financial provider have grown beyond traditional retail banking staples of making loans and accepting deposits. We offer a comprehensive suite of products including business and personal banking, private banking, brokerage services and investment management and trust services. At the forefront is our investment management and trust department which provides sophisticated life cycle financial services to individuals and businesses.

  •
  Our new business growth has been organic, centered on selling more services to existing customers and pursuing new customers one account at a time. We have chosen this strategy along with selective branching over growth by acquisition.

  •
  Since 1989 and after 85 years in one location, we have opened 27 branch offices. Strategic branching throughout the Louisville, Kentucky metropolitan area, including southern Indiana, has been one of the most important catalysts for our growth. These branches have served to gather deposits to fund our loans, and produce a solid base of fee income from deposit accounts.

  •
  Our fee income has, on average, comprised 36% of our revenue over the past five years and comprised 35% of our revenue for the nine months ended September 30, 2008. This income provides balance and mix of our revenue sources. The largest source of fee revenue is our investment management and trust department. Other sources of fee income include gains on sales of mortgage loans, bankcard transaction fees, service charges on deposits and brokerage fees from securities transactions.

Our Business Strategy

        Focus on customer segments where a high level of service is valued and expected.    Our lending activities primarily target locally owned businesses and professionals as well as individuals with in-market investment real estate. These customers have ongoing needs, and they expect a high level of service. We understand that banking is a commodity, and it is service that separates one bank from another. We focus on obtaining a full financial relationship with our customers. By doing so, we are able to serve the customer more fully and therefore are able to retain more customers. The funding of our loans is primarily through local deposits and other instruments, some of which are from the same customers who borrow from us. Our branch network provides the additional deposits by servicing customers in the neighborhoods where the branches are located. Additionally, we have a treasury department that pursues institutions and businesses for cash management services.

        We have developed a large and profitable investment management and trust business. This department focuses primarily on investment management relationships through personal trust and retirement accounts, placing an emphasis on internal investment expertise, lifetime planning and high levels of customer contact. This department recently added fee based financial planning and related products.

         Heavy market experience of our employees.    Our private banking, commercial lending and investment management officers have extensive experience in the marketplaces that we serve and are empowered to exercise substantial authority over the service of their customers. This approach, coupled with continuity of service by our employees, enables us to develop long-term customer relationships, maintain high quality service and respond quickly to customer needs.

Our Growth Strategy

         Strategic expansion to larger markets.    When we began branching in 1989, we felt our potential for growth could be sustained through a footprint in the Louisville, Kentucky metropolitan area. Over the past ten years, our growth in this market has slowed primarily due to many more banks entering this market and the Louisville metropolitan area's overall slow growth.

        As part of our strategy to sustain earnings growth, we expanded in and outside of Louisville. More recently, rather than expand further around Louisville, we decided that our efforts would be best served by focusing on large markets where there are a large proportion of our strategic customer segments and where we view there to be a competitive landscape that will enable us to differentiate ourselves from the larger banks that service those markets. In 2003, we opened our first office in Indianapolis, Indiana and in 2007 we opened our office in Cincinnati, Ohio. We added a second location in Indianapolis in 2007 and are optimistic about the prospects and opportunities for growth that we believe will spring from these expansion activities.

        We have observed that many banks expand in new markets by opening a loan production office with commercial lenders to establish a presence. This strategy many times leads to aggressive lending and can result in heavy losses, which then dilute the growth of the expansion. Our initial focus in both the Indianapolis and Cincinnati markets was on private banking, which we define to include business owners and medical, legal and other professionals. This strategy fueled a large portion of our growth in Louisville, and we felt it to be a conservative approach in new markets, particularly because much of the lending in these new markets would be real estate secured. This initial focus allows us time to learn each market as we build a solid foundation of private banking customers. The next phase of each external market expansion will be to offer additional services including commercial lending, mortgage banking and investments services as we deem it appropriate.

         Increased focus on "middle market customers."    In recent years, our commercial focus has expanded to "middle market customers." We view "middle market customers" to be locally owned businesses with revenues above $50 million. We have hired lenders with more extensive knowledge of the middle market customer, as we see growth opportunity in this segment. Recent financial problems and changes in lending objectives at regional banks in our markets coupled with the recent announcement of PNC Financial Services Group, Inc.'s acquisition of National City Corporation have presented opportunities in our market and an opportunity for our bank to secure new customers.

Current Economic and Market Conditions

        The United States' economy is undergoing some of the toughest times in recent history, the extent and severity of which are still unknown. Thus far we have weathered the economic downturn well due in part to the relative stability of our primary market, Louisville, Kentucky, and our lack of direct exposure to sub-prime debt and other financial instruments that have made headlines recently. The Louisville metropolitan marketplace has largely avoided the rapid and extreme run-up in real estate prices that has occurred elsewhere. Still, it is impossible to predict if and to what extent the more pronounced national trends may reach our market.

S.Y. Bancorp Capital Trust II

        S.Y. Bancorp Capital Trust II is a newly created Delaware statutory trust. We created the trust to offer the preferred securities and to purchase the debentures. The trust has a term of 30 years but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

        Our principal executive offices, as well as those of the trust, are located at 1040 East Main Street, Louisville, Kentucky 40206. The main telephone number for us and the trust is (502) 582-2571.

Recent Developments

Recent Federal Programs

        On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008, or the EESA. The legislation was the result of a proposal by the Treasury Secretary to the U.S. Congress in response to the financial crises affecting the U.S. banking system and financial markets and threats to investment banks and other financial institutions. Pursuant to the EESA, the U.S. Department of the Treasury announced the Troubled Asset Relief Program—Capital Purchase Program, or TARP Capital Purchase Program, on October 14, 2008. The TARP Capital Purchase Program permits the U.S. Department of the Treasury to make senior preferred stock investments in participating financial institutions. On October 14, 2008, the Federal Deposit Insurance Corporation also announced the development of a Temporary Liquidity Guarantee Program under the systemic risk exception to the Federal Deposit Insurance Act, pursuant to which the FDIC would offer an interbank guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions. Participation in the Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. We may also be required to pay higher FDIC premiums than those published for 2009 due to recent market developments and their potential impacts on the deposit insurance fund of the FDIC.

Potential Participation in TARP Capital Purchase Program

        We were preliminarily approved to participate in the TARP Capital Purchase Program on December 9, 2008, and are currently evaluating whether we will participate in the program. If we participate, we would be eligible for a Treasury investment up to 3% of our risk-weighted assets, or approximately $43 million. The U.S. Department of the Treasury has announced parameters of the program; a brief description of some of those parameters and how they would apply to us follow:

  •
  To participate, we would issue senior preferred stock to the U.S. Department of the Treasury or an entity formed by it to hold the stock.

  •
  Any senior preferred stock we issue would be non-voting, other than class voting rights on matters that could adversely affect the senior preferred stock.

  •
  Any senior preferred stock we issue would require us to pay a 5% cumulative annual dividend for the first five years following issuance and a 9% cumulative annual dividend thereafter.

  •
  For the first three years, the U.S. Department of the Treasury would have to approve any dividend increase from the last quarterly dividend declared on our common stock prior to October 14, 2008.

  •
  Generally, during the first three years after we issue senior preferred stock, the U.S. Department of the Treasury would have to approve our redemption, purchase or acquisition of any shares of our common stock or any trust preferred security issued by us or our affiliate (including the preferred securities offered by this prospectus).

  •
  During the first three years following issuance, we generally could only redeem any senior preferred stock we issued with the proceeds of a qualified equity offering.

  •
  The senior preferred stock we issue would be transferrable by the holder.

  •
  The program would require us to also issue warrants with a ten year term, that are immediately exercisable.

  •
  The warrants would allow their holder to purchase shares of our common stock having a value equal to 15% of the senior preferred stock investment amount (as of the date of the investment) at a price equal to an average trading price of our common stock for a period of 20 days before the date of investment.

  •
  If we were to execute a qualifying equity offering on or before December 31, 2009, and pay to the holder from that offering an amount equal to or greater than the issuance price of the senior preferred stock, the number of our shares of common stock underlying the warrants held by the U.S. Department of the Treasury would be reduced by 50%.

        Provided the results of the offering described in this prospectus are successful, we believe we would decline to participate in the TARP Capital Purchase Program. That belief is based primarily on the following factors:

  •
  Our expectation that with the proceeds of the offering described in this prospectus we will continue to be categorized as well capitalized.

  •
  The possibility that the terms and conditions of our participation in the TARP Capital Purchase Program could be substantially changed by future legislation.

  •
  The fact that the TARP Capital Purchase Program has a number of details important to us that are open to future interpretation.

  •
  The fact that the securities described in this prospectus have a term of 30 years, an interest rate fixed for that entire 30-year term and a clear method of their retirement should that be our desire.

        Even if we should later decide to participate in the TARP Capital Purchase Program, we cannot predict the amount of our participation.

 The Offering

The issuer	S.Y. Bancorp Capital Trust II
Securities being offered	2,700,000 preferred securities, which represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures.
The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.
Offering price	$10 per preferred security.
When the trust will pay distributions to you

Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a 10.00% annual rate. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2009. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below.

When the trust must redeem the preferred securities

The debentures will mature and we must redeem the preferred securities on December 31, 2038. We have the option, however, to shorten the maturity date to a date not earlier than December 31, 2013. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System, if required by law or regulation.

Redemption of the preferred securities before December 31, 2038 is possible

The trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures to the extent the debentures are redeemed. We may redeem all or part of the debentures at any time on or after December 31, 2013. In addition, we may redeem, at any time, all of the debentures if:

•

existing laws or regulations, or the interpretation or application of these laws or regulations, change, causing the interest we pay on the debentures to no longer be deductible by us for federal income tax purposes; or causing the trust to become subject to federal income tax or to certain other taxes or governmental charges;

• existing laws or regulations change, requiring the trust to register as an investment company; or

	•	the capital adequacy guidelines of the Federal Reserve change so that the preferred securities no longer qualify as Tier 1 capital.

We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we repurchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities that we then own.

Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $10 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend the interest payment period

The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond December 31, 2038. If we defer interest payments on the debentures:

	•	the trust will also defer distributions on the preferred securities;
	•	the distributions you are entitled to will accumulate; and
	•	these accumulated distributions will earn interest at an annual rate of 10.00%, compounded quarterly, until paid.
At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.
You will still be taxed if distributions on the preferred securities are deferred

If a deferral of payment occurs, you must recognize the amount of the deferred distributions as income for United States federal income tax purposes in advance of receiving the actual cash distributions, even if you are a cash basis taxpayer.

Our full and unconditional guarantee of payment

Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee that the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the debentures directly to you

We may, at any time, dissolve the trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required by law or regulation. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or to include them in a comparable self-regulatory organization.

How the securities will rank in right of payment	Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:
•

the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

• our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness; and
• because we are a holding company, the debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
NASDAQ Global Select Market symbol	SYBTP

You will not receive certificates

The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. As a result, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

How the proceeds of this offering will be used

The trust will invest the proceeds from the sale of the preferred securities in the debentures. We estimate the net proceeds to us from the sale of the debentures to the trust, after deducting underwriting expenses and commissions, will be approximately $25.6 million. We expect to use a portion of the net proceeds from the sale of the debentures to reduce approximately $4.35 million of indebtedness currently outstanding under our line of credit with an unaffiliated bank. The remaining net proceeds will be used for making additional capital contributions to our bank to support its growth and for general corporate purposes.

        Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 13, one of which is that the preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2007, 2006, 2005, 2004 and 2003, are derived from our consolidated financial statements, which have been audited by KPMG LLP. The selected consolidated financial data as of and for the nine-month periods ended September 30, 2008 and 2007 are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the nine-month periods ended September 30, 2008 and 2007 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2008, are not necessarily indicative of results that may be expected for the full year ending December 31, 2008.

	As of and for the nine months ended September 30		As of and for the year ended December 31
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Summary of Income
Interest income	$65,643	$68,439	$91,316	$86,327	$72,343	$60,540	$60,120
Interest expense	23,502	27,949	37,539	32,441	23,108	16,319	17,372
Net interest income	42,141	40,490	53,777	53,886	49,235	44,221	42,748
Provision for loan losses	3,100	2,090	3,525	2,100	225	2,090	2,550
Non-interest income	21,489	22,490	30,246	28,682	27,362	24,676	24,498
Non-interest expenses	36,103	34,385	46,531	46,610	44,672	38,973	38,505
Income before income taxes	24,427	26,505	33,967	33,858	31,700	27,834	26,191
Net income	16,610	17,888	24,052	22,896	21,644	18,912	17,709
Common Share Data
Diluted earnings per share	$1.22	$1.23	$1.67	$1.55	$1.46	$1.27	$1.21
Dividends per share	0.51	0.47	0.63	0.57	0.45	0.37	0.29
Tangible book value per share	10.27	9.85	9.73	9.50	8.62	7.92	7.00
Weighted average common and common equivalent shares—diluted	13,615	14,525	14,389	14,741	14,821	14,878	14,674
Balance Sheet Data
Total assets	$1,653,456	$1,410,453	$1,482,219	$1,426,321	$1,330,438	$1,212,015	$1,118,521
Loans	1,316,661	1,156,899	1,201,938	1,148,954	1,053,871	984,841	886,153
Allowance for loan losses	14,785	12,550	13,450	12,203	12,035	12,521	11,798
Securities(1)	208,151	149,516	167,609	150,434	164,465	134,673	161,606
Deposits	1,265,966	1,067,429	1,106,707	1,103,242	1,031,357	950,083	881,866
Federal Home Loan Bank advances	90,000	70,000	90,000	60,000	40,000	30,000	0
Subordinated debentures	10,060	90	90	120	20,769	20,799	20,829
Stockholders' equity	138,910	138,623	133,024	137,444	125,797	116,647	100,414

	As of and for the nine months ended September 30				As of and for the year ended December 31
	2008		2007		2007		2006		2005		2004		2003
	(Dollars in thousands, except per share data)
Selected Performance Ratios
Return on average assets(2)	1.43%		1.70%		1.70%		1.69%		1.70%		1.65%		1.63%
Return on average stockholders' equity(2)	16.50		17.00		17.26		17.35		17.80		17.28		18.88
Dividend payout ratio(3)	41.13		37.60		37.11		36.00		30.13		28.47		23.28
Net interest margin, fully tax equivalent(2)(4)	3.94		4.22		4.16		4.36		4.25		4.20		4.25
Efficiency ratio(5)	56.08		53.89		54.68		55.76		57.51		55.86		56.64
Asset Quality Ratios
Non-performing loans to total loans	0.30%		0.37%		0.28%		0.59%		0.44%		0.57%		0.55%
Non-performing assets to total assets	0.43		0.54		0.49		0.65		0.59		0.75		0.76
Allowance for loan losses to average loans	1.15		1.09		1.16		1.12		1.19		1.37		1.38
Net charge-offs to average loans(2)	0.18		0.20		0.20		0.18		0.07		0.15		0.29
Non-performing Assets
Non-performing loans	$3,940		$4,244		$3,370		$6,753		$4,600		$5,640		$4,850
Other real estate owned and repossessed assets	3,182		3,436		3,831		2,466		3,266		3,397		3,633
Total non-performing assets	7,122		7,680		7,201		9,219		7,866		9,037		8,483
Liquidity and Capital Ratios
Average loans to average deposits	107.24%		106.85%		107.18%		103.05%		101.73%		101.91%		96.08%
Average stockholders' equity to average assets	8.66		10.01		9.86		9.75		9.57		9.53		8.65
Tier 1 risk-based capital ratio	9.55		10.47		9.82		10.81		13.44		13.64		13.46
Total risk-based capital ratio	11.26		11.42		10.82		11.77		14.56		14.91		14.74
Leverage ratio	8.40		9.81		9.21		10.18		11.15		11.34		10.61
Total stockholders' equity to assets	8.40		9.83		8.97		9.64		9.46		9.62		8.98
Ratio of Earnings to Fixed Charges(6)
Including interest expense on deposits	2.01	x	1.92	x	1.88	x	2.02	x	2.33	x	2.64	x	2.46	x
Excluding interest expense on deposits	5.90		6.51		6.06		7.19		7.96		8.36		10.07
Pro Forma Ratio of Earnings to Fixed Charges (7)
Including interest expense on deposits	1.95	x			1.88	x
Excluding interest expense on deposits	5.24				6.01

	As of and for the nine months ended September 30		As of and for the year ended December 31
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Loan Portfolio Composition
Commercial and industrial	$338,489	$304,930	$309,506	$274,599	$225,369	$215,755	$189,477
Construction and development	173,879	123,505	144,668	133,361	126,961	82,261	53,506
Real estate mortgage—commercial(8)						336,382	299,654
Real estate mortgage—commercial investment	258,687	236,847	240,610	242,742	219,852
Real estate mortgage—owner occupied commercial	210,456	186,564	200,122	178,439	151,651
Real estate mortgage—1-4 family residential	156,818	144,221	145,362	150,285	153,252	201,109	200,956
Home equity—first lien	24,458
Home equity—junior lien	118,672
Home equity(9)		136,064	136,962	136,893	140,287	116,053	99,184
Consumer	35,202	24,768	24,708	32,635	36,499	33,281	43,376
Investment Management and Trust Data
Assets under management	$1,464,000	$1,707,000	$1,669,000	$1,582,000	$1,426,000	$1,343,000	$1,216,000
Investment management and trust fees included in non-interest income	9,400	9,760	12,886	11,632	10,813	9,427	8,301

(1)
Our investment securities had an aggregate net unrealized gain of approximately $155,000 as of September 30, 2008. For more information regarding the components of our securities portfolio, including unrealized gains and losses, please refer to our Form 10-Q for the quarter ended September 30, 2008.

(2)
Certain financial ratios for interim periods have been annualized.

(3)
Based on basic earnings per share.

(4)
Net interest income divided by average interest-earning assets.

(5)
Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, and non-interest income.

(6)
For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, and the proportion deemed representative of the interest factor or rent expense, net of income from subleases. We had no preferred stock outstanding during any of the periods shown.

(7)
The pro forma ratios of earnings to fixed charges give pro forma effect to the estimated net incremental interest expense related to the repayment of outstanding borrowing under our credit facility with a portion of the net proceeds from the securities offered by this prospectus. For the periods presented we calculated the estimated net incremental interest expense based on the repayment of the weighted average outstanding borrowings under our credit facility for the applicable period and a rate of 10.00% for the trust preferred securities used to repay the outstanding borrowings.

(8)
In 2006 we began providing more detail by dividing commercial real estate loans between commercial investment and owner occupied commercial.

(9)
In September 2008 we began providing more detail by dividing home equity loans between those secured by first or junior liens.

 RISK FACTORS

        An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry, generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

        Because the trust will rely on the payments it receives on the debentures from us to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

Risks Related to the Financial Services Industry Including Recent Market, Legislative and Regulatory Events

Difficult national and local market conditions have adversely affected our industry.

        Declines in the housing market over the past few years, falling home prices and increasing foreclosures, unemployment and under-employment have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by many financial institutions. These write-downs have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. To date, the impact of these adverse conditions has not been as severe in the primary market we serve. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

        Under the Temporary Liquidity Guarantee Program the FDIC may offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions. Participation in the Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. We may be required to pay higher FDIC premiums than those published for 2009 because market developments have depleted the deposit insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

        There can be no assurance as to the actual impact that the EESA and its implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets. The failure of the EESA, the FDIC, or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, or access to credit.

Risks Related to an Investment in S.Y. Bancorp, Inc.

Our financial condition and profitability depend significantly on local and national economic conditions.

        Our success depends on general economic conditions both locally and nationally. Most of our customers are in the Louisville, Kentucky Metropolitan Statistical Area with a growing number of customers in the Indianapolis, Indiana and Cincinnati, Ohio areas. Some of our customers are directly impacted by the local economy while others have more national or global business dealings. Some of the factors influencing general economic conditions include inflation, recession and unemployment. Economic conditions can have an impact on the demand of our customers for loans, the ability of some borrowers to repay these loans, availability of deposits and the value of the collateral securing these loans.

Recent financial problems in the automobile industry may negatively affect our primary market.

        Our primary market, Louisville, Kentucky, has two Ford Motor Company plants and changes to those plants, including the closing of either or both of those plants, could affect the overall local economy. Ford is the fourth largest employer in Louisville with approximately 7,500 employees or just over 1% of the jobs in the city. While we are not directly tied to the automobile industry, some of our customers conduct business with these two plants and members of the automobile industry's supply chain. Due to the number of Louisville residents potentially directly affected and depending on the magnitude of these changes, housing, unemployment and overall market conditions could all be negatively impacted. We cannot quantify the overall negative impacts of any potential change to the market but they could be significant.

Recently declining values of real estate may increase our credit losses, which would negatively affect our financial results.

        We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Most of our loans are secured by real estate (both residential and commercial) in our market area. Adverse changes in the local or national economy could negatively affect our customer's ability to pay these loans. If borrowers are unable to repay their loans from us and there has been deterioration in the value of the loan collateral, we could experience higher loan losses. Additional increases in loan loss provisions may be necessary in the future. Deterioration in the quality of our credit portfolio can have a material adverse effect on our capital, financial condition and results of operations.

Recent unprecedented market volatility and significant stock market decline could negatively affect our financial results.

        Capital and credit markets have been experiencing volatility and disruption for more than a year and have been particularly volatile in recent weeks. These conditions can place downward pressure on credit availability, credit worthiness and our customers' inclinations to borrow. A continued or worsening disruption and volatility could negatively impact our customers' ability to seek new loans or to repay existing loans. The personal wealth of many of our borrowers and guarantors has historically added a source of financial strength to those loans and could be negatively impacted by the recent severe market declines.

If our actual loan losses are greater than our allowance assumption for actual loan losses, our earnings could decrease.

        Our loan customers may not repay their loans according to the terms of these loans, the collateral securing the payment of these loans may be insufficient to ensure repayment and the wealth of guarantors providing guarantees to support these loans may be insufficient to aid in the repayment of these loans. Accordingly, we may experience significant credit losses which could have a material adverse effect on operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets serving as collateral for repayment of many of our loans. In determining the adequacy of the allowance for loan losses, we consider, among other factors, our loan loss experience and an evaluation of economic conditions. There has been a general weakening macroeconomic trend, particularly slumping housing market conditions and widespread signs of deteriorating credit quality. If our assumptions prove to be incorrect or economic problems much worse than projected, our current allowance may not be sufficient to cover loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

        In addition, federal and state regulators periodically review our allowance for loan losses and may require an increase in our provision for loan losses or further loan charge-offs. Any increase in our provision for loan losses or loan charge-offs as required by these regulatory agencies would have a negative effect on net income.

Fluctuations in interest rates could reduce our profitability.

        Our primary source of income is from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect to periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us and our earnings may be negatively affected.

        Many factors affect the fluctuation of market interest rates, including, but not limited to the following:

  •
  inflation;

  •
  recession;

  •
  a rise in unemployment;

  •
  tightening money supply;

  •
  international disorder and instability in domestic and foreign financial markets;

  •
  the Federal Reserve reducing rates; and

  •
  competition.

        Prevailing interest rates are at historically low levels, and indications are that the Federal Reserve will reduce them further. A decrease in interest rates will decrease our net interest income. Our asset-liability management strategy, which is designed to mitigate our risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition. Our most recent earnings simulation model estimating the impact of changing interest rates on earnings indicates net interest income will decrease by approximately 6% if interest rates decrease 100 basis points and approximately 12% if rates decrease 200 basis points, if that is possible given how low rates are currently. Additionally, we have observed that banks are willing to pay rates on deposits well in excess of normal market rates, as liquidity has become a primary concern for many banks in light of current economic conditions.

Declines in the securities market could affect our profitability.

        Trust assets under management are expressed in terms of market value, and a significant portion of fee income is based upon those values. Fees earned are directly affected by the performance of the equity and bond markets. Continued or sustained declines in value will result in a decrease in income from investment management and trust services.

Competition with other financial institutions could adversely affect our profitability.

        We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We face vigorous competition from banks and other financial institutions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. Additionally, we encounter competition from both de novo and smaller community banks in our markets. We also compete with other providers of financial services, such as brokerage firms, and credit unions. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

        Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our strategies. There are no employment or non-compete agreements with any of these key employees, but there are non-solicitation agreements with all bank officers. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

Our accounting policies and methods are critical to how we report our financial condition and results of operations. They require management to make estimates about matters that are uncertain.

        Accounting policies and methods are fundamental to how we record and report the financial condition and results of operations. We must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with Generally Accepted Accounting Principles in the United States, or US GAAP.

        We have identified certain accounting policies as being critical because they require management's judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements. See the "Critical Accounting Policies" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2007 for more information.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations.

        We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on our bank and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have negative impact on our results of operations and financial condition.

Risks Related to an Investment in the Preferred Securities

There is no current public market for the preferred securities, and their market price may decline after you invest.

        There is currently no public market for the preferred securities. Although the preferred securities have been approved for listing on the NASDAQ Global Select Market, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue to be listed on the NASDAQ Global Select Market. As compared to other NASDAQ traded trust preferred offerings by larger financial institutions, the offering described in this prospectus is a small one. It is the underwriter's intent to sell the preferred securities described in this prospectus to individual, retail customers residing primarily in the Louisville, Kentucky metropolitan area. All of these factors may make it more problematic for an active trading market to develop. If such a market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

        Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

The preferred securities are not insured by the FDIC.

        The preferred securities are not a savings account or deposit and are not insured by the United States or any agency or fund of the United States, including the FDIC.

To the extent we must rely on dividends from our banking subsidiary to make interest payments on the debentures to the trust, our available cash flow may be restricted and distributions may be deferred.

        We are a holding company and substantially all of our assets are held by our banking subsidiary. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our banking subsidiary and any other subsidiaries which we may form in the future. Dividend payments or extensions of credit from our banking subsidiary are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our subsidiaries. The ability of our banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

The debentures and the guarantee rank lower than most of our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

        Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and senior subordinated indebtedness. As of December 4, 2008, we had approximately $4.35 million outstanding principal amount of consolidated senior debt. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

        Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you.

        We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

        You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

        We do not currently intend to exercise our right to defer interest payments on the debentures. However, in the event of a deferral period, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. Our guarantee will not apply because the guarantee covers payments only if the trust has funds available.

        The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities.

Regulators may preclude us from making distributions on the debentures in the event our regulatory capital, liquidity or financial performance deteriorates.

        We and our banking subsidiary are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. In response to any perceived deficiencies in liquidity or regulatory capital levels, our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during the deferral period. This action by our regulators may or may not be taken in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us. See "—To the extent we must rely on dividends from our banking subsidiary to make interest payments on the debentures to the trust, our available cash flow may be restricted and distributions may be deferred" on page 17. The commencement of a deferral period with respect to interest on the debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline. See "—We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you" on page 18.

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is senior in right of payment to the debentures. The indenture also limits our ability and the ability of any subsidiary to incur, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is equal in right of payment with the debentures. Except as described above, neither the indenture or the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

In the event we redeem the debentures before December 31, 2038, you may not be able to reinvest your principal at the same or a higher rate of return.

        Under the following circumstances, we may redeem the debentures before their stated maturity:

  •
  We may redeem the debentures, in whole or in part, at any time on or after December 31, 2013.

  •
  We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Debentures—Redemption" on page 47.

        You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

Dissolution of the trust could have adverse tax consequences for you.

        The trust may be dissolved at any time before maturity of the debentures on December 31, 2038. Upon dissolution of the trust, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

        Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

        We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures. See "Federal Income Tax Consequences" beginning on page 61 for more information on possible adverse tax consequences to you.

Trading characteristics of the preferred securities may create adverse tax consequences for you.

        The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

        If interest on the debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" beginning on page 61 for more information on possible adverse tax consequences to you.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the trust without your consent.

        Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of the trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee. In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that the trust remains classified for federal income tax purposes as a grantor trust and to ensure that the trust retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities. For more information regarding limitation on your ability to control amendments to the trust agreement, see "Description of the Preferred Securities—Voting Rights; Amendment of Trust Agreement" beginning on page 40.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plans and growth strategies;

  •
  statements regarding the asset quality of our loan and investment portfolios;

  •
  statements regarding the adequacy of our capital position; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

  •
  fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

  •
  adverse changes in the economy generally, and in particular, in the Louisville, Kentucky metropolitan area, which might affect our business prospects and could cause loan losses and expenses;

  •
  the risks presented by a continued economic slowdown, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations;

  •
  the risks presented by a continued economic slowdown and the public stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future;

  •
  adverse developments in our loan and investment portfolios;

  •
  the risks associated with lending and potential adverse changes in credit quality;

  •
  competitive factors in the banking industry, such as the trend towards consolidation in our market; and

  •
  changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the sections of this prospectus named "Risk Factors" beginning on page 13.

 USE OF PROCEEDS

        The trust will invest all of the proceeds from the sale of the trust securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $25.6 million after deduction of offering expenses, estimated to be $325,000, and underwriting commissions. If the underwriter exercises the over-allotment option in full, we anticipate that the net proceeds from the sale of the debentures will be approximately $28.5 million after deduction of offering expenses and underwriting commissions.

        We expect to use approximately $4.35 million of the net proceeds from this offering to reduce indebtedness currently outstanding under our line of credit with an unaffiliated bank. The credit line provides for maximum borrowings of $20 million. The interest rate on borrowings under the credit line is based on, at our option, either a LIBOR based rate or the lender's prime rate less 40 basis points. The credit line matures in July 2009, subject to the lender's right to extend the credit line for an additional term of one year. At December 4, 2008, borrowings outstanding under the credit line totaled approximately $4.35 million and bear interest at a weighted average interest rate of 3.6%. The credit line is unsecured. Following repayment of amounts outstanding with the proceeds of this offering, we plan to keep the credit line available for future borrowings. The remaining net proceeds will be used for making additional capital contributions to our bank to support its growth and for general corporate purposes. Pending allocation for specific uses, we will invest the proceeds in short-term interest bearing investment grade securities.

        Additional capital will strengthen our financial condition and help us better be able to withstand consequences of any continuing economic downturn.

 CAPITALIZATION

        The following table sets forth our indebtedness and capitalization at September 30, 2008:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the $10 million reduction of the balance of our line of credit with an unaffiliated bank in October 2008 and the $20 million reduction of Federal Home Loan Bank advances in November 2008 as though those reductions had been made as of September 30, 2008; and

  •
  on a pro forma as adjusted basis to give effect to the offering, assuming no exercise of the underwriter's over-allotment option, as if such sale had been consummated on September 30, 2008.

        These data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus.

	September 30, 2008
	Actual	Pro Forma	Pro Forma As Adjusted
	(Dollars in thousands) (Unaudited)
Short-term indebtedness:
Short term borrowings including securities sold under agreement to repurchase and federal funds purchased	$99,605	$99,605	$99,605
Line of credit with unaffiliated bank	14,350	4,350	0

Total short-term indebtedness	$113,955	$103,955	$99,605

Federal Home Loan Bank advances	$90,000	$70,000	$70,000

Long-term indebtedness:
Subordinated debentures to unaffiliated bank	$10,000	$10,000	$10,000
Other long term debt	60	60	60
Junior subordinated debt—trust preferred securities(1)			27,810

Total long-term indebtedness	$10,060	$10,060	$37,870

Stockholders' Equity:
Preferred stock, no par value. Authorized 1,000,000 shares; no shares issued or outstanding	$0	$0	$0
Common stock, no par value. Authorized 20,000,000 shares; issued and outstanding 13,457,080 shares	5,747	5,747	5,747
Additional paid-in capital	7,158	7,158	7,158
Retained earnings	126,146	126,146	126,146
Accumulated other comprehensive income (loss)	(141)	(141)	(141)

Total stockholders' equity	$138,910	$138,910	$138,910

Total capitalization(2)	$148,970	$148,970	$176,780

Capital Ratios(3):
Total capitalization(2) to total assets	9.01%		10.51%
Leverage ratio(4)(5)	8.40		10.09
Tier 1 risk-based capital ratio(5)	9.55		11.44
Total risk-based capital ratio(5)	11.26		13.15

(1)
We will purchase 100% of the common securities of the trust for $810,000. The trust has been formed for purposes of issuing $27 million of trust preferred securities to third-party investors and investing the proceeds from the issuance of the trust preferred securities and the common securities solely in $27.81 million of junior subordinated debentures issued by us, with the same maturities and interest rates as the trust preferred securities.

(2)
Includes stockholders' equity and long-term indebtedness.

(3)
The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.

(4)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(5)
The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including preferred securities). As adjusted for this offering, our Tier 1 capital as of September 30, 2008, would have been approximately $165.4 million, of which $27.0 million would have been attributable to the preferred securities offered by this prospectus.

 REGULATORY CONSIDERATIONS

        As a bank holding company under the Bank Holding Company Act, the Federal Reserve regulates, supervises and examines S.Y. Bancorp, Inc. Our banking subsidiary, Stock Yards Bank & Trust Company, is subject to the supervision of and regular examination by the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to S.Y. Bancorp, Inc., please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the Kentucky Department of Financial Institutions, which regulates our banking subsidiary, and the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits.

        In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

 ACCOUNTING AND REGULATORY CAPITAL TREATMENT

        For financial reporting purposes and under Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," we will treat the trust as an unconsolidated subsidiary and will recognize the aggregate principal amount of the junior subordinated debentures we issue to the trust as a liability, and the amount we invest in the trust's common securities as an asset on our consolidated balance sheet. We report the interest paid or payable on the junior subordinated debentures as an interest expense on our consolidated statements of income.

        Under accounting rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in the prospectus.

        On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or about April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. Under current guidelines, the trust preferred securities will qualify as Tier 1 capital.

 MANAGEMENT

        Our directors and executive officers and their principal position(s) with us are shown in the table below.

Name	Position(s)
David H. Brooks	Director; Retired, Former Chairman and Chief Executive Officer of S.Y. Bancorp and the bank
James E. Carrico	Director; Senior Vice President of Wells Fargo Insurance Services of Kentucky, Inc.
Nancy B. Davis	Executive Vice President, Secretary, Treasurer and Chief Financial Officer of S.Y. Bancorp and Executive Vice President of the bank
Charles R. Edinger, III	Director; President of J. Edinger & Son, Inc.
David P. Heintzman	Director; Chairman and Chief Executive Officer of S.Y. Bancorp and the bank
Carl G. Herde	Director; Vice President and Chief Financial Officer of Baptist Healthcare System, Inc.
James A. Hillebrand	Director; President of S.Y. Bancorp and the bank
Gregory A. Hoeck	Executive Vice President of the bank
Richard A. Lechleiter	Director; Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc.
Bruce P. Madison	Director; President and Chief Executive Officer of Plumbers Supply Company, Inc.
Philip S. Poindexter	Executive Vice President of the bank
Nicholas X. Simon	Director; President and Chief Executive Officer of Publishers Printing Company LLC
Phillip S. Smith	Executive Vice President of the bank
Norman Tasman	Director; President of Tasman Industries, Inc. and Tasman Hide Processing, Inc.
Robert L. Taylor	Director; Professor of Management and Dean Emeritus of College of Business, University of Louisville
Kathy C. Thompson	Director; Senior Executive Vice President of S.Y. Bancorp and the bank

         David H. Brooks, age 66, has served as a director since 1985. Mr. Brooks retired from the position of Chairman and Chief Executive Officer of S.Y. Bancorp and the bank in 2005.

         James E. Carrico, age 67, has served as a director since 1978. Mr. Carrico is the Senior Vice President of Wells Fargo Insurance Services of Kentucky, Inc.

         Nancy B. Davis, age 53, was appointed Executive Vice President of S.Y. Bancorp and the bank in 1999. Ms. Davis joined the bank in 1991 and was appointed Chief Financial Officer of S.Y. Bancorp in 1993.

         Charles R. Edinger, III, age 59, has served as a director since 1984. Mr. Edinger is the President of J. Edinger & Son, Inc., a truck body assembly company located in Louisville, Kentucky.

         David P. Heintzman, age 49, has served as a director since 1992. Mr. Heintzman was appointed Chairman and Chief Executive Officer of S.Y. Bancorp and the bank in 2005, and served as President of the bank from January 1993 until July 2008. Mr. Heintzman has worked at the bank in various capacities since 1985.

         Carl G. Herde, age 48, has served as a director since 2005. Mr. Herde is the Vice President and Chief Financial Officer, Baptist Healthcare System, Inc. located in Louisville, Kentucky.

         James A. Hillebrand, age 39, has served as a director since July 2008. Mr. Hillebrand was appointed President of S.Y. Bancorp and the bank in July 2008. Prior to being appointed President, Mr. Hillebrand served as Executive Vice President and Director of Private Banking of the bank. Mr. Hillebrand joined the bank in 1996.

         Gregory A. Hoeck, age 58, joined the bank as Executive Vice President in 1998. Mr. Hoeck is primarily responsible for the retail area of the bank and sales, service and marketing activities.

         Richard A. Lechleiter, age 50, has served as a director since 2007. Mr. Lechleiter is the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc. located in Louisville, Kentucky.

         Bruce P. Madison, age 58, has served as a director since 1989. Mr. Madison is the President and Chief Executive Officer of Plumbers Supply Company, Inc. located in Louisville, Kentucky.

         Philip S. Poindexter, age 42, joined the bank in 2004 as Executive Vice President. Mr. Poindexter is the bank's Chief Lending Officer and oversees commercial and private banking, small business lending and treasury and international services.

         Nicholas X. Simon, age 50, has served as a director since 2002. Mr. Simon is the President and Chief Executive Officer of Publishers Printing Company LLC located in Louisville, Kentucky.

         Phillip S. Smith, age 51, joined the bank in 1982. Mr. Smith was appointed Executive Vice President of the bank in 1996 and is the Chief Credit Officer of the bank, responsible for lending policy and operations.

         Norman Tasman, age 56, has served as a director since 1995. Mr. Tasman is the President of Tasman Industries, Inc. and Tasman Hide Processing, Inc.

         Robert L. Taylor, age 69, has served as a director since 2003. Mr. Taylor is a Professor of Management and Dean Emeritus of the College of Business, University of Louisville.

         Kathy C. Thompson, age 47, has served as a director since 1994. Ms. Thompson is the Senior Executive Vice President of S.Y. Bancorp and the bank, and manages the Investment Management and Trust Department. Ms. Thompson joined the bank in June 1992.

 DESCRIPTION OF THE TRUST

        S.Y. Bancorp Capital Trust II is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as depositor, and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement is qualified under the Trust Indenture Act of 1939.

        The following discussion contains a description of the material terms of the trust agreement of the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

        The trust exists exclusively for the purposes of:

  •
  issuing and selling the preferred securities to the public for cash;

  •
  issuing and selling its common securities to us in exchange for our capitalization of the trust;

  •
  investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

  •
  engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to securities holders, furnishing notices and other administrative tasks.

        The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

        The number of trustees of the trust will, pursuant to the Trust Agreement, initially be five. Three of the trustees, whom we refer to as the "administrative trustees," will be persons who are employees or officers of or who are affiliated with us. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures"

beginning on page 45 and "Description of the Guarantee" beginning on page 56. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

 DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 30. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of 2,700,000 preferred securities to be sold to the public and 81,000 common securities which we will acquire. In the event the underwriter exercises the over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of the trust, to issue an additional 300,000 preferred securities to the public and 9,000 common securities to us. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

        The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default under the indenture with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "—Subordination of Common Securities" on page 37.

        The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" beginning on page 56. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

         Source of Distributions.    The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions.    Distributions on the preferred securities will be payable at the annual rate of 10.00% of the $10 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be March 31, 2009.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period.    As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond December 31, 2038, or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of 10.00%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally, or junior to, the debentures;

  •
  make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

        We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

         General.    Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

  •
  in whole at any time, or in part from time to time, on or after December 31, 2013;

  •
  at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

  •
  at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption.    Upon our repayment or redemption, in whole or in part, of any debentures, whether on December 31, 2038 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "—Liquidation Distribution Upon Termination" beginning on page 37.

        After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

  •
  those trust securities will no longer be deemed to be outstanding;

  •
  certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

  •
  we will use our best efforts to list the debentures on the NASDAQ Global Select Market or on another national securities exchange;

  •
  any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

  •
  all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

        We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.    If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures—Redemption" on page 47.

        "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

  •
  interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

  •
  the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

  •
  the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

        "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

        "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

        For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Repurchase.    Upon prior approval of the Federal Reserve, if then required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures.

        The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange for the trust securities will be canceled.

Redemption Procedures

        Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

        If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance" beginning on page 54. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page 56.

        Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

        If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate, except that if we instruct the property trustee to redeem preferred securities purchased by us in connection with our redemption of a like amount of debentures, then the property trustee will select the particular preferred securities held by us for redemption. This method may provide for the redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the preferred securities and common securities of the trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

        We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if then required by law or regulation.

        In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  •
  our bankruptcy, dissolution or liquidation;

  •
  the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

  •
  redemption of all of the preferred securities, as described on page 34 under "—Redemption or Exchange—Mandatory Redemption;" or

  •
  the entry of a court order for the dissolution of the trust.

        With the exception of a redemption, as described on page 34 under "—Redemption or Exchange—Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

  •
  in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  •
  with an interest rate identical to the distribution rate on the trust securities; and

  •
  with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        If the property trustee determines that the distribution of debentures is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "—Subordination of Common Securities" on page 37.

        Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences—Receipt of Debentures or Cash Upon Liquidation of the Trust" on page 63 for more information regarding a taxable distribution.

        If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures—General" beginning on page 45.

Liquidation Value

        The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "—Liquidation Distribution upon Termination" beginning on page 37.

Events of Default; Notice

        Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

  •
  the occurrence of an event of default under the indenture, as described on page 51 under "Description of the Debentures—Debenture Events of Default";

  •
  a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  •
  a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

  •
  a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  •
  the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they or we are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "—Subordination of Common Securities" on page 37 and "—Liquidation Distribution Upon Termination" beginning on page 37. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities generally have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these persons or entities will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

        The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be deemed to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by another trust if the following conditions are met:

  •
  the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

  •
  the successor securities are listed, included or traded or will be listed, included or traded in or on any national securities exchange or other comparable self-regulatory organization on or in which the preferred securities are then listed, if any;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  •
  we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

        Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

        Except as described below and under "Description of the Guarantee—Amendments" on page 57 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us, as holders of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

  •
  with respect to acceptance of appointment by a successor trustee;

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

  •
  to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

  •
  consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

        The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will continue to be classified as a grantor trust and will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

        Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of trust securities.

        No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or of any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

        The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page 54.

        No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

  •
  DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

  •
  we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  •
  there shall have occurred and be continuing an event of default under the indenture.

        Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

        Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred, except as a whole, by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

        Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page 54.

        Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

        So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page 54.

Payment and Paying Agency

        Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

        The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

        The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  •
  the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  the trust will be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes; and

  •
  the debentures will be treated as our indebtedness for federal income tax purposes.

        In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

        The administrative trustees are required to use their best efforts to maintain the listing of the preferred securities on the NASDAQ Global Select Market or on another national securities exchange, but this requirement will not prevent us from redeeming all or a portion of the preferred securities in accordance with the trust agreement and the indenture.

        Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

 DESCRIPTION OF THE DEBENTURES

        Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture is qualified under the Trust Indenture Act.

        The following discussion contains a description of the material terms of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The debentures will be limited in aggregate principal amount to $27,810,000, or $30,900,000 if the underwriter's over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of 10.00% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2009, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of 10.00%, compounded quarterly.

        The debentures will mature on December 31, 2038, the stated maturity date. We may shorten this date once at any time to any date on or after December 31, 2013, subject to the prior approval of the Federal Reserve, if required by law or regulation.

        We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until on or after December 31, 2013, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page 35, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

        The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "—Subordination" beginning on page 48 and "—Miscellaneous" on page 53.

        The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of 10.00%, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences" beginning on page 61.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

  •
  make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

        We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the NASDAQ Global Select Market, or other national securities exchange or comparable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

        If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

        Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

  •
  on or after December 31, 2013, in whole at any time or in part from time to time;

  •
  in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

  •
  at any time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

        In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

        The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

        As described beginning on page 37 under "Description of the Preferred Securities—Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, if then required by law or regulation, the debentures may be distributed to the holders of the preferred securities upon liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this distribution occurs, we will use our best efforts to list the debentures on the NASDAQ Global Select Market or comparable self-regulatory organization, other national securities exchange or to include them in a comparable self-regulatory organization on or in which the preferred securities are then listed, quoted or included, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

        We are restricted from making certain payments, as described below, if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

        If any of these events occur, we will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends,

    non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

  •
  make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

        The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

        If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

        No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

        The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  •
  every obligation of the person for money borrowed;

  •
  every obligation of the person evidenced by securities, bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

  •
  every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  •
  every capital lease obligation of the person; and

  •
  every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

  •
  any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

  •
  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  •
  any debt to any of our employees;

  •
  any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

  •
  debt which constitutes subordinated debt.

        The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

  •
  any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

  •
  any debt to any of our employees;

  •
  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  •
  debt which constitutes senior debt; and

  •
  any debt of ours under debt securities, and guarantees in respect of these debt securities, initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

        We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. We had consolidated senior debt of approximately

$4.35 million outstanding principal amount at December 4, 2008. Although a portion of these amounts is expected to be repaid with a portion of the proceeds from the sale of the debentures, we expect to incur additional senior or subordinated debt in the future.

Payment and Paying Agents

        Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

        Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

        The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

        If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

        We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  •
  extend the maturity date of the debentures;

  •
  reduce the principal amount or the rate or extend the time of payment of interest; or

  •
  reduce the percentage of principal amount of debentures required to amend the indenture.

        As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

        The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  •
  our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

  •
  our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

  •
  our failure to observe or perform any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

  •
  our bankruptcy, insolvency or reorganization or dissolution of the trust, except for certain transactions specifically permitted by the trust agreement.

        The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. In the event the debentures are held by the trust, this waiver will not be effective without the consent of a majority in liquidation preference of the trust securities. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least a majority in aggregate liquidation amount of the preferred securities will have this right.

        If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

        The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities—Events of Default; Notice" beginning on page 38.

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  •
  if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

  •
  immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

  •
  other conditions as prescribed in the indenture are met.

        Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities—Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page 39.

Satisfaction and Discharge

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable; or

  •
  will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due on the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

        The indenture and the debentures will be governed by and construed in accordance with Delaware law.

Information Concerning the Indenture Trustee

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

        We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

  •
  not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

  •
  to use our reasonable efforts to cause the trust (a) to remain a statutory trust and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

  •
  to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

  •
  to use our best efforts to maintain the eligibility of the preferred securities for listing on the NASDAQ Global Select Market or on any other national securities exchange or for inclusion in another comparable self-regulatory organization for as long as the preferred securities are outstanding;

  •
  not to issue or incur, directly or indirectly, additional trust preferred securities that are senior in right of payment to the preferred securities; and

  •
  not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that are equal or junior in right of payment to the debentures unless we do so in compliance with applicable Federal Reserve regulations and guidelines.

 BOOK-ENTRY ISSUANCE

General

        DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co., as DTC's partnership nominee. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

        DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

        To facilitate subsequent transfers, all preferred securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of preferred securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

        The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

        DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or a successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

 DESCRIPTION OF THE GUARANTEE

        The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement is qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

        The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities;

  •
  with respect to any preferred securities called for redemption, the redemption price; and

  •
  upon a voluntary or involuntary dissolution, winding up or termination of the trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

  (a)
  the amount of the liquidation distribution; and

  (b)
  the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

        The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently and, except in certain circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

        Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities—Voting Rights; Amendment of Trust Agreement" beginning on page 40.

Events of Default; Remedies

        An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the trust; or

  •
  distribution of the debentures to the holders of the preferred securities.

        If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

        Pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be, which payments are covered by the guarantee. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

        The guarantee will be governed by Delaware law.

 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

        We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

        If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the debentures will be equal to the sum of the stated liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

  •
  the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

        The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from us under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination" beginning on page 37.

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

 FEDERAL INCOME TAX CONSEQUENCES

General

        The following discussion of the material federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Stites & Harbison, PLLC, counsel to S.Y. Bancorp, Inc. and the trust.

        The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (Code), Treasury regulations issued thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion addresses only holders of preferred securities who are individual citizens or residents of the United States and trusts and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their initial offering price and hold such preferred securities as capital assets. The discussion does not address the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or discuss the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors in different tax situations.

Classification of the Debentures

        Based on advice of counsel, we intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness of S.Y. Bancorp, Inc. Under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service (IRS) or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of S.Y. Bancorp, Inc.

Classification of the Trust

        Stites & Harbison, PLLC, counsel for S.Y. Bancorp, Inc. and the trust, has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, the trust will not be subject to federal income tax, and you, as a holder of preferred securities will be treated for federal income tax purposes as owning an undivided beneficial interest in the debentures. You will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with your regular method of accounting. If the debentures were determined to be subject to the original issue discount (OID) rules (as discussed below), you, as a holder, would instead be required to include in your gross income any OID accrued with respect to your allocable share of the debentures, whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

        Under the indenture we have the right to defer the payment of interest on the debentures at any time or from time to time for one or more deferral periods not exceeding twenty (20) consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond December 31, 2038. Under applicable Treasury regulations, debt instruments such as the debentures, that are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored.

        We have concluded that the likelihood of exercising our option to defer payments of interest on the debentures is remote. This is in part because we have commenced paying dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures. Accordingly, we intend to take the position that the debentures will not be considered to be issued with OID by reason of the deferral option alone, and accordingly, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

        If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if S.Y. Bancorp, Inc. actually exercises its option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the debentures would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual cash distributions of stated interest would not be reported as taxable income. The amount of such includible OID could be significant. Consequently, you, as a holder of preferred securities would be required to include such OID in gross income even though S.Y. Bancorp, Inc. would not make any actual cash payments during an extension period.

        No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term "remote" as used in the Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation described in this section.

        Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

        We will have the right at any time to liquidate the trust and cause the debentures to be distributed to holders of the preferred securities. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. If, however, an event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities.

        The debentures may be redeemed for cash, and the proceeds of that prepayment would be distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

Disposition of Preferred Securities

        A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the holder's gross income to the date of disposition, and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

        The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in the disposed preferred securities. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the amount realized on the sale is less than the holder's adjusted tax basis in the preferred securities sold, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

        Congress has considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect our ability to deduct interest paid on the debentures. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities. Accordingly, there can be no assurance that a Tax Event will not occur.

Backup Withholding and Information Reporting

        Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 28%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder's federal income tax liability, provided the required information is provided to the IRS.

        The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws and particularly with regard to the tax consequences which vary for investors in different tax situations.

 ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (ERISA), applies, or other arrangement that is subject to Title I of ERISA (a "plan"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the trust preferred securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also "plans"), from engaging in specified transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to such plan. S.Y. Bancorp, Inc. and the underwriter may be considered a party in interest or disqualified person with respect to a plan to the extent S.Y. Bancorp, the underwriter or any of their respective affiliates are engaged in providing services to such plans. A violation of those "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code ("Similar Laws").

        Under a regulation (the "plan assets regulation") issued by the U.S. Department of Labor and modified by Section 3(42) of ERISA, the assets of the trust would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Code if a plan makes an "equity" investment in the trust and no exception were applicable under the plan assets regulation. An "equity interest" is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the trust.

        Under an exception in the plan assets regulation, the assets of the trust would not be deemed to be "plan assets" of investing plans if the trust preferred securities are "publicly offered securities" for purposes of the plan assets regulation. "Publicly offered securities" are securities which are widely held (i.e., owned by more than 100 investors independent of the issuer and of each other), freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then timely registered under the Exchange Act. Although no assurance can be given, it is expected that the trust preferred securities will be offered in a manner consistent with the requirements of the publicly-offered securities exception, and therefore that the assets of the trust will not constitute "plan assets" of an investing plan.

        All of the common securities of the trust will be purchased and held by S.Y. Bancorp. Even if the assets of the trust are not deemed to be "plan assets" of plans investing in the trust, specified transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if S.Y Bancorp were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, sale of the trust preferred securities by the trust to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available.

        The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for any direct or indirect prohibited transactions resulting from the purchase or holding of the trust preferred securities. Those class exemptions are:

  •
  PTCE 96-23, for specified transactions determined by in-house asset managers;

  •
  PTCE 95-60, for specified transactions involving insurance company general accounts;

  •
  PTCE 91-38, for specified transactions involving bank collective investment funds;

  •
  PTCE 90-1, for specified transactions involving insurance company separate accounts; and

  •
  PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA provides an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction the plan receives no less, nor pays no more, than "adequate consideration" (within the meaning of Section 408(b)(17) of ERISA).

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with "plan assets" of any plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

        Each purchaser and holder of the trust preferred securities or any interest in the trust preferred securities will be deemed to have represented by its purchase or holding that either (i) it is not a plan or a governmental, church or foreign plan subject to Similar Laws, or a plan asset entity and it is not purchasing or holding such securities on behalf of or with "plan assets" or any such plan or governmental, church or foreign plan or (ii) its purchase and holding of trust preferred securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

        Purchasers of trust preferred securities have the exclusive responsibility for ensuring that their purchase and holding of the trust preferred securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or in the case of a governmental, church or foreign plan, any Similar Law).

 UNDERWRITING

        The underwriter for this offering is J.J.B. Hilliard, W.L. Lyons, LLC. Subject to the terms and conditions contained in the underwriting agreement between us and the underwriter, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 2,700,000 preferred securities.

        Under the terms and conditions of the underwriting agreement, the underwriter is committed to accept and pay for all of the preferred securities, if any are taken. In the underwriting agreement, the obligations of the underwriter are subject to approval of certain legal matters by its counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, which include, among others:

  •
  the representations and warranties made by us to the underwriter are true;

  •
  there is no material adverse change in the financial markets or in our business; and

  •
  we deliver customary closing documents to the underwriter.

The underwriter proposes to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at this price, less a concession not in excess of $0.20 per preferred security. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may, from time to time, be changed by the underwriter.

        The trust has granted to the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 300,000 additional preferred securities at the same price per preferred security as set forth in the table below. The underwriter may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

        If the underwriter exercises its option to purchase additional preferred securities, the trust will issue and sell to us additional common securities, and we will issue and sell to the trust, debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

        At our request, the underwriter has reserved up to 5% of the preferred securities offered by this prospectus for sale to our directors and executive officers at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase from the underwriter or a selected dealer at the same time as the general public. The number of preferred securities available for sale to the general public will be reduced to the extent these persons purchase the preferred securities. We are not making loans to these directors or executive officers to purchase such preferred securities.

        The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by the trust, as shown in the table below, do not reflect estimated expenses payable by us. See "Use of Proceeds" on page 23.

	Per Preferred Security	Total	Total with Exercise of Over-Allotment Option
Public offering price	$10.00	$27,000,000	$30,000,000
Proceeds, before expenses, to the trust	$10.00	$27,000,000	$30,000,000
Underwriting commission	$0.40	$1,080,000	$1,200,000
Net proceeds to S.Y. Bancorp, Inc.	$9.60	$25,920,000	$28,800,000

        The offering of the preferred securities is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject any order for the purchase of the preferred securities.

        We and the trust have agreed to indemnify the underwriter against several liabilities, including liabilities under the Securities Act of 1933.

        The preferred securities have been approved for listing on the NASDAQ Global Select Market under the symbol "SYBTP", and trading is expected to commence on or before delivery of the preferred securities. The underwriter has advised the trust that it presently intends to make a market in the preferred securities after the commencement of trading on the NASDAQ Global Select Market. However, we cannot assure you as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriter and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The underwriter will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

        In connection with the offering, the underwriter may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

  •
  the underwriter may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

  •
  the underwriter may elect to cover any short position by purchasing preferred securities in the open market or by exercising the overallotment option;

  •
  the underwriter may stabilize or maintain the price of the preferred securities by bidding; and

  •
  the underwriter may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        Because the Financial Industry Regulatory Authority may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

        The underwriter and its affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services. Certain representatives of one or more selected dealers or their affiliates may in the future perform financial services, including without limitation outsourced retail investment services, for us, our affiliates and our customers for which they may receive advisory or transaction-based fees and commissions, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services.

 LEGAL MATTERS

        Certain legal matters, including matters relating to federal income tax considerations, for S.Y. Bancorp, Inc. and the trust will be passed upon by Stites & Harbison, PLLC, Louisville, Kentucky, counsel to S.Y. Bancorp, Inc. and the trust. Certain legal matters will be passed upon for the underwriter by Frost Brown Todd LLC, Louisville, Kentucky. Stites & Harbison, PLLC and Frost Brown Todd LLC will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

EXPERTS

        The consolidated financial statements of S.Y. Bancorp, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

        The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and, although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will file separate reports under the Exchange Act.

        Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

 DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 13, 2008;

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008; the quarter ended June 30, 2008, filed with the SEC on August 8, 2008 and the quarter ended September 30, 2008, filed with the SEC on November 7, 2008; and

  •
  our Current Reports on Form 8-K filed on February 20, 2008; February 22, 2008; April 28, 2008; July 21, 2008 and August 22, 2008.

        We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold, including any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement. Our SEC file number is 001-13661.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 and Item 7.01 of Form 8-K.

        You may request, either orally or in writing, and we will provide, a copy of these filings at no cost by contacting Nancy B. Davis, our Executive Vice President, Treasurer and Chief Financial Officer, at the following address and phone number:

S.Y. Bancorp, Inc. 1040 East Main Street Louisville, Kentucky 40206 (502) 582-2571

•
You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriter has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

•
We are not, and our underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•
You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•
This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

2,700,000 Preferred Securities

S.Y. BANCORP
CAPITAL TRUST II

10.00% Cumulative Trust
Preferred Securities

(Liquidation Amount $10 per
Preferred Security)

Fully, irrevocably and unconditionally guaranteed on a subordinated basis, as described in this prospectus, by

Parent Company of

$27,000,000
10.00% Subordinated Debentures
of
S.Y. BANCORP, INC.

PROSPECTUS
December 18, 2008

J.J.B. Hilliard, W.L. Lyons, LLC

QuickLinks

  Filed Pursuant to Rule 424(b)4 Registration Numbers 333-155936 and 333-155936-01
SUMMARY
S.Y. Bancorp, Inc.
S.Y. Bancorp Capital Trust II
Recent Developments
The Offering
SELECTED CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to the Financial Services Industry Including Recent Market, Legislative and Regulatory Events
Risks Related to an Investment in S.Y. Bancorp, Inc.
Risks Related to an Investment in the Preferred Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
REGULATORY CONSIDERATIONS
ACCOUNTING AND REGULATORY CAPITAL TREATMENT
MANAGEMENT
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE